[TEREX LOGO]



                                                              January 5, 2006


Mr. Colin Robertson
Terex Equipment Limited
Newhouse Industrial Estate
Motherwell MLI 5RY
Scotland

Dear Colin:

We are pleased to confirm your  promotion  and  appointment  as  Executive  Vice
President, Operations, Terex Corporation, effective January 5, 2006. Your promotion and appointment is conditioned upon your formal acceptance of the terms of this offer and the approval of the terms by the Compensation Committee of the Board of Directors of Terex Corporation. In this position, you will be based in Westport, Connecticut, USA and you will report to Ron DeFeo.

Base Salary
-----------
Your base salary will be US $525,000.00 per year, less deductions required by law or as authorized by you in writing. Payments will be made in the US on a semi-monthly basis, or as otherwise paid in accordance with normal payroll practices in the Westport office. As a senior executive of the Company, your base salary will be reviewed periodically by the Compensation Committee of the Board of Directors.

Terex Corporation Management Incentive Bonus
--------------------------------------------
In this executive position, you continue to be eligible for participation in the Terex Corporation Management Incentive Bonus Plan. The Plan currently has the potential to generate an annual bonus of up to 75% of your salary, based upon Corporation and individual performance against targets and objectives established from time to time. The plan provides the opportunity to achieve a bonus payout in excess of 75% of your salary.

Restricted Stock and Options
----------------------------
Under the Terex Corporation 2000 Incentive Plan as amended, you will receive an additional grant of 10,000 shares of Restricted Stock as well as an option to purchase 5,000 shares valued as of the date of issuance. Typically, these shares and options will vest ratably over a four-year period. The Restricted Stock and options provided for in this letter will be issued to you as soon as practicable to the extent permitted by law.

Change in Control and Severance Protection
------------------------------------------
On or before the expiration of the Change in Control Agreement between you and Terex Corporation, effective March 16, 2004, the Company will offer you a Change In Control Agreement that provides for two years of salary and benefits upon the same terms and conditions that are offered to similarly situated Executives.

Your acceptance of the terms of this offer does not trigger a Termination for Good Reason or other termination event pursuant to the Change in Control Agreement, effective March 16, 2004 or as otherwise in effect.

L-TIP and SERP
--------------
You will continue to be eligible to participate in the company's Long-Term Incentive Plan (L-TIP) and the Terex Corporation Supplement Executive Retirement Plan ("SERP"). Details of the L-TIP and a copy of the SERP have been previously provided to you. Your acceptance of the terms of this offer does not trigger a Termination for Good Reason or other termination event under L-TIP.

Deferred Compensation
---------------------
You will be eligible to participate in the Terex Deferred Compensation Plan offered to senior executives. This Plan provides investment options and is an alternative to use in deferring income taxes. There is a 25 % matching contribution on eligible deferrals to the TEREX Stock Fund. You will be responsible for any UK or US income tax incurred in the year of distribution and any social tax required in the year of participation.

Automobile
----------
An Executive Level company car will be provided. The Company will be responsible for all operating costs, including gasoline, insurance, repairs and maintenance. Any incremental costs are to be borne by you if a more expensive car is leased. Personal use of a company car is taxed in the US and you will be responsible for paying any US tax on the imputed value.

Holidays and Vacation
---------------------
You are eligible for 25 paid days of vacation annually as well as the observed holidays for the Westport office. Should you terminate your employment, you will not qualify for payment for vacation or holidays subsequent to the date of termination. Your paid vacation will accrue on the basis of 1/12th of the full entitlement for each completed calendar month in the current year. Annual vacation not taken by the end of each calendar year will be forfeited.

Benefits
--------
You will be eligible to participate in the Company's medical, dental, vision, disability benefits, and employee stock purchase plan. Since you have elected to continue to participate in The Terex Equipment Limited Life Assurance and Retirement Benefits Scheme (the "Retirement Scheme"), you will not be eligible to participate in the Terex Corporation 401k plan and you will not be eligible for life insurance benefits offered by Terex Corporation in the United States. In order to continue to participate in the Retirement Scheme, you will be required to contribute 5% of your base salary to the Retirement Scheme. The Company must receive written authorization from you in order to make these deductions from your paycheck. For US calendar years 2006 and 2007, the Company will gross up US Federal, Connecticut state income and social security (Medicare only) tax on both your employee and the employer contributions to the Retirement Scheme to the extent that the employee's contribution is not tax deductible and employer's contribution has to be included as taxable income in the US.

Family Visits
-------------
The Company will pay the cost of airfare for one round trip economy class airline trip per year for your spouse and the cost of airfare for two round trip economy class airline tickets for each of your children annually. The economy airfare provided will be eligible for upgrade at your expense. The Company will gross up US Federal, Connecticut state income and social security (Medicare only) tax for US calendar years 2006 and 2007.

Relocation
----------
You will receive or be reimbursed for reasonable costs, including a one month salary allowance, relating to your relocation to the Westport area. More specific information is included in Terex's Relocation Guidelines. The company will gross up US Federal, Connecticut state income and social security (Medicare only) tax on these relocation costs.

In addition, the Company will provide you with housing and a utilities and services allowance of $1,000 per month for up to the first 24 months that you reside in the Westport area. The Company will also gross up US Federal, Connecticut state income and social security (Medicare only) tax on the taxable portion of the housing and utilities and services allowance. If you no longer maintain a residence in the UK during this 24 month period, you agree to contribute US $3,000 per month toward your housing and would be a deduction from your US pay.

If you choose to purchase a residence in the US during this 24 month period, in lieu of Company provided housing and the utilities and services allowance, the Company will consider providing a mortgage differential for the remainder of the 24 month period that is approximately equal to the housing and utilities and services allowance. You will be responsible for paying any US and/or UK income taxes on any potential gain resulting from the sale of your US and/or UK residence, including any exchange gains on the re-payment of the UK mortgage. In addition, the Company will not reimburse you for any real estate market fluctuations in either the US and/or UK.

Termination of Employment
-------------------------
Nothing in this offer of employment should be construed, understood or interpreted to mean, promise, guarantee or imply employment by Terex Corporation for any definite or specific length of time. Employment is strictly at will. Termination of employment by you is subject to twelve (12) months notice from you to the Company in writing.

Notwithstanding the foregoing, if Terex Corporation appoints a new Chief Operating Officer other than yourself on or before December 31, 2008, and (a) you elect to terminate your employment with Terex Corporation, its subsidiaries or affiliates, between the period January 1, 2007 and December 31, 2008, and (b) you provide Terex Corporation with 4 months notice in writing of your election to terminate employment, Terex Corporation will pay you your annual base salary in twelve (12) equal monthly installments on the first day of the month following such termination, provided that you sign a release and waiver agreement that is satisfactory to the Company.

During the twelve (12) month period following your termination date (the "Severance Period"), if you obtain alternative employment for base salary that is less than your annual base salary, you will continue to receive monthly severance payments for the remaining balance of the Severance Period in an amount equal to the difference between one-twelfth (1/12) of your annual base salary and one-twelfth (1/12) of the annual base salary received from such alternative employer. You agree that the appointment of a Chief Operating Officer other than yourself at anytime will not trigger a Change in Control, Termination without Cause or for Good Reason under any Change In Control Agreement, then in effect, between you and the Company or pursuant to the L-TIP or any other plans offered by the Company.

In the event that you are a key employee (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and you become entitled to one or more payments on account of termination of your employment, to the extent such payments would otherwise be subject to the excise tax under Code Section 409A and are payable within the first six (6) months following termination of employment, such payments shall instead be made on the first day of the seventh month following such termination of employment.

You and the Company intend that the terms of this offer comply with Code Section 409A and that it is interpreted consistent therewith. Notwithstanding the foregoing, the Company shall not be liable for any taxes, penalties, interest or other costs that may arise under Section 409A or otherwise in connection with termination from employment.

Confidentiality
---------------
You agree that you will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation outside of the Company, or any affiliated companies, parent or subsidiaries, any confidential or privileged information or trade secrets received by you during the course of your employment, with regard to the financial, business operations, manufacturing methods, processes, know-how, or procedures, or other affairs of the Company, or any of its affiliated companies, parent or subsidiaries. All such information shall be kept confidential and shall not, in any manner, be revealed to anyone, provided, however, that the foregoing provision shall not apply to any information which is or generally becomes available to the public through no breach by you.

Non-Competition
---------------
You agree that you will not at any time during the period of your employment hereunder and for a period of twelve (12) months thereafter, directly or indirectly, engage in any business or own or control any interest in, or act as a director, officer, employee, agent or consultant of, any firm, corporation, partnership or other entity, directly or indirectly engaged in the business being conducted by Terex Corporation, or its affiliated companies, parent or subsidiaries, or which manufactures or sells products which are in direct competition with the products sold by Terex Corporation, or its affiliated companies, parent or subsidiaries. Notwithstanding the foregoing, you agree that you will not at any time during the period of your employment hereunder and for a period of eighteen (18) months thereafter, directly or indirectly, engage in any business or own or control any interest in, or act as a director, officer, employee, agent or consultant of Caterpillar Inc., Astec Industries, Inc., CNH Global, Deere & Company, Ingersoll-Rand Company Ltd, JLG Industries, Inc. The Manitowoc Company, Inc., JCB, Altec Industries, Inc., Oshkosh Truck Corporation, Liebherr, Komatsu Ltd, AB Volvo, Metso Corporation, Hitachi Construction Machinery, Stewart & Stevenson, and any of their subsidiaries or affiliates.

Tax Protection
--------------
Your employment income (other than any compensation received pursuant to a Change in Control, severance or other "termination of employment trigger" provision in any agreement to which you and the Company are parties or as otherwise provided for in this offer letter) attributable to your service as an active employee for US calendar years 2006 and 2007 will be tax protected to the UK. It is the intent of the Company that you should not realize an income tax-related financial detriment on your company source income during this 24 month period. This may cover US and/or UK taxes to be paid in year(s) after 2007 but only to the extent any company source income paid during the 24 month period is taxed after 2007 due to tax rules both in the US and UK and this income is eligible for tax protection.

You will be eligible for financial and tax planning services as provided to other similarly situated executives of the Company. To assist you in this process, the Company will also engage the services of Ernst & Young or a comparable firm to provide you with exit and entry tax counseling in the UK and in the US along with UK and US tax return preparation services for calendar years 2006, 2007 and 2008. Although the Company provides assistance, it remains your responsibility to ensure the accuracy of and timely filings of your home and host country tax returns. You also share the responsibility to assist the Company in implementing tax-planning strategies, which reduce the Company's cost during your assignment.

The Company will tax protect income on Company sourced income only for US calendar years 2006 and 2007. Accordingly, at the end of the UK and US taxable year, the accounting firm will calculate your final income and social tax for the year. The amount of any US and UK tax actually paid by you for such year will be compared to the final income and social tax you would have paid had you remained working in the UK. If you paid more taxes because you worked in the US, the Company will reimburse you for the difference.

The Company may not reimburse any interest or penalties incurred on your actual return if such interest and penalties resulted because of delays caused by you in providing the accounting firm with information on a timely basis or not filing the tax returns by the due dates.

Your compensation will be subject to income taxes and payroll taxes in the United States. The Company will report the amount of your compensation to the United States Internal Revenue Service and appropriate state agencies and will withhold taxes as required by law. Your other income, including income from the investment of funds transferred to your bank account, might also be subject to income taxes in the United States. You may also have tax obligations in the UK as well. By accepting this offer, you agree to provide to the accounting firm with all information regarding your income, both from sources in the United States and from sources outside the United States that may be necessary to correctly determine the amount of United States and UK taxes. You also agree to indemnify the Company for any cost, including any fine or penalty, it might incur if you fail to timely provide all such information.

                               *******************

I hope you will find the terms of offer acceptable, and to complete the confirmation of your appointment, a formal acceptance will be required. This can be done conveniently by signing the attached duplicate copy of this letter and returning it to me.

In anticipation, may I take this opportunity to wish you every success in your new position.

Yours sincerely,


/s/Kevin A. Barr
Kevin A. Barr
Vice President, Human Resources


cc: Ronald M. DeFeo


I accept the above offer, including all terms and conditions:


Signature: /s/ Colin Roberton       Date:January 5, 2006
          ----------------------
           Colin Robertson